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For Immediate Release
---------------------
July 6, 2006


            NORDSTROM SAME-STORE SALES FOR JUNE INCREASE 4.7 PERCENT

     SEATTLE - July 6, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $827.0 million for the five-week period ending July 1, 2006, an increase of 6.9 percent compared to sales of $773.6 million for the five-week period ending July 2, 2005. Same-store sales increased 4.7 percent.

     Preliminary quarter-to-date sales of $1.43 billion increased 8.2 percent compared to sales of $1.32 billion in 2005. Quarter-to-date same-store sales increased 6.0 percent.

     Preliminary year-to-date sales of $3.22 billion increased 8.1 percent compared to sales of $2.97 billion in 2005. Year-to-date same-store sales increased 5.7 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded June sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                           Total Sales                      Same-store Sales
                                        -----------                      ----------------
(unaudited; $ in millions)      Fiscal      Fiscal    Percent        Total    Full-line   Rack
                                2006        2005      Increase       Retail   Stores      Stores
                                ------      ------    --------       ------   ---------   ------
June                           $827.0       $773.6      6.9%           4.7%      3.1%      13.6%
Quarter-to-date              $1,427.9     $1,319.2      8.2%           6.0%      4.9%      12.0%
Year-to-date                 $3,215.1     $2,973.7      8.1%           5.7%      4.7%      11.3%

Number of stores
  Full-line                      99           95
  Rack and other                 57           56
  International Faconnable
    boutiques                    34           32
                                ---          ---
  Total                         190          183

Gross square footage	   20,217,000	 19,553,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

                  July Sales Release            Thurs., Aug. 3, 2006
                  Second Quarter Earnings       Thurs., Aug. 17, 2006
                  Aug. Sales Release            Thurs., Aug. 31, 2006
                  Sept. Sales Release           Thurs., Oct. 5, 2006

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 34 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.



Investor Contact:                               Media Contact:
RJ Jones, 206-303-3007                          Deniz Anders, 206-373-3038